Exhibit 10.1

SECOND AMENDED AND RESTATED SEVERANCE PLAN

OF

ECOVYST CATALYST TECHNOLOGIES LLC.

Effective Date: October 22, 2026

WHEREAS, effective as of January 1, 2022, Ecovyst Catalyst Technologies LLC. (“Ecovyst”) implemented an amended and restated severance plan to provide severance pay for its eligible salaried employees and employees of participating subsidiaries and affiliates under certain limited circumstances (the “2022 Severance Plan”);

WHEREAS, the Board of Directors of Ecovyst would like to further amend and restate the 2022 Severance Plan to specify specific levels of severance for executives and add enhancements for change-in-control (“CIC”) severance; and

WHEREAS, this Second Amended and Restated Severance Plan (this “Plan”) shall apply to eligible salaried employees of Ecovyst and its wholly owned participating subsidiaries or affiliates (collectively, the “Company”) under certain limited circumstances.

NOW, THEREFORE, in light of the foregoing, the Plan shall be as follows:

INTRODUCTION AND PURPOSE

This Plan, as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA, is intended to be, and shall be, administered and maintained as an unfunded welfare benefit plan under Section 3(1) of ERISA. With respect to certain Participants, the Plan is intended to qualify as an unfunded “top hat” plan maintained for a select group of management or highly compensated employees.

The purpose of this Plan is to (a) provide eligible employees with transition assistance in the event of certain terminations of employment; (b) promote fairness and consistency in severance practices; and (c) maintain competitive compensation practices aligned with market and shareholder expectations.

The Plan document constitutes both the formal Plan document and a summary of the Plan, called a Summary Plan Description (“SPD”), and describes the provisions of the Plan. We urge you to read this SPD carefully so that you will understand the Plan as it applies to you and your family. We suggest that you keep this document in a safe place for future reference.

Except as specifically stated in Section 4.1, the Compensation Committee has the right, whether in an individual case or more generally, to alter, reduce or modify the Plan at any time and to discontinue or terminate the Plan or eliminate benefits under the Plan, in whole or in part, at any time without notice.

This Plan supersedes all prior severance and separation pay plans, policies and programs of the Company, but does not supersede any prior written individual employment agreement or severance agreement, or offer letter with a severance provision (“Prior Agreement(s)”), provided however, that employees with Prior Agreements shall only receive the severance benefit that provides the maximum benefit given the specific circumstances of the termination of employment, either from their Prior Agreement with the Company or from the Plan, but not both.

ARTICLE I

DEFINITIONS AND CONSTRUCTION

1.1 Definitions. Whenever used in this Plan:

“Board of Directors” means the Board of Directors of Ecovyst Inc.

“Cause” means:

(a) the Eligible Employee has committed a deliberate and premeditated act against the interests of the Company including, without limitation: an act of fraud, embezzlement, misappropriation or breach of fiduciary duty against the Company, including, but not limited to, the offer, payment, solicitation or acceptance of any unlawful bribe or kickback with respect to the Company’s business; or

(b) the Eligible Employee has been convicted by a court of competent jurisdiction of, or pleaded guilty or nolo contendere to, any felony or any crime involving moral turpitude; or

(c) the Eligible Employee has failed to perform or neglected the material duties incident to his or her employment or other engagement with the Company on a regular basis, and such refusal or failure shall have continued for a period of twenty (20) days after written notice to the Eligible Employee specifying such refusal or failure in reasonable detail; or

(d) the Eligible Employee has been chronically absent from work (excluding vacations, illnesses, Disability or leaves of absence approved by the Company); or

(e) the Eligible Employee has refused, after explicit written notice, to obey any lawful resolution of or direction by the Board which is consistent with the duties incident to his or her employment or other engagement with the Company and such refusal continues for more than twenty (20) days after written notice is given to the Eligible Employee specifying such refusal in reasonable detail; or

(f) the Eligible Employee has breached any of the material terms contained in any employment agreement, non-competition agreement, confidentiality agreement or similar type of agreement to which such Eligible Employee is a party; or

(g) the Eligible Employee has engaged in (x) the unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or (y) habitual drunkenness on the Company’s premises, or

(h) such other misconduct of the Eligible Employee which in the sole discretion of the Company warrants immediate termination of employment on the basis of Cause.

Any voluntary termination of employment or other engagement by the Eligible Employee in anticipation of an involuntary termination of the Eligible Employee’s Service for Cause shall be deemed to be a termination for “Cause.” Notwithstanding the foregoing, in the event that an Eligible Employee is party to a Supplemental Arrangement (including a Prior Agreement) with the Company and such Supplemental Arrangement contains a definition of “Cause,” the definition of “Cause” set forth above shall be deemed replaced and superseded, solely with respect to such Eligible Employee, by the definition of “Cause” used in such Supplemental Arrangement for so long as such Supplemental Arrangement remains in effect.

“Change in Control” shall have the meaning set forth in the Company’s equity incentive plan or, if not defined therein, Section 409A of the Internal Revenue Code.

“Change in Control Protection Period” means the period beginning six (6) months prior to a “Change in Control” and ending twenty-four (24) months following a Change in Control.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the individuals appointed by the Compensation Committee to administer the Plan, pursuant to Article II hereof. The Compensation Committee may delegate the appointment of members of the Committee to the Board of Directors of the Company. For purposes of the Plan, the Committee shall be separate and distinct from any other committee formed to administer retirement and welfare benefit plans maintained by the Company.

“Company” means Ecovyst Inc. and any of its wholly owned participating subsidiaries or affiliates. For purposes of the Plan: (i) any references to employment by the Company and termination of employment by the Company shall also mean employment, and termination of employment, by Ecovyst Inc. or any of the participating subsidiaries or affiliates of Ecovyst Inc., unless specified otherwise; and (ii) wholly owned subsidiary or affiliate entities of Ecovyst Inc. shall be considered as participating in the Plan, unless any such subsidiary or affiliate is identified and named on Exhibit II as a non-participating entity.

“Company Service” means, for any Eligible Employee and, subject to Section 2.2(a)(5), the number of years of service with the Company credited to the Eligible Employee as of the Eligible Employee’s Separation from Service. For an Eligible Employee who transferred to the Company from a non-participating wholly-owned subsidiary or affiliate of the Company, Company Service for purposes of this Plan shall take into account the provisions of the sales and purchase agreement (under which such wholly owned subsidiary or affiliate of the Company was acquired by the Company) regarding crediting of service for severance pay. If any such sales and purchase agreement is silent and does not specifically address crediting of service for severance pay for such transferred Eligible Employees, then there shall be no crediting of service for severance pay for service rendered prior to the Company’s acquisition date of such subsidiary or affiliate, but in such case Company Service shall include crediting for service rendered on and after such acquisition date.

“Compensation” means an Eligible Employee’s base salary expressed as a rate per week in effect immediately before the occurrence of the Eligible Employee’s Separation from Service; provided, however, that solely for Executive Officers or where provided in a Supplemental Arrangement or in Section 2.2 or 2.3 of this Plan, “Compensation” shall also include such Eligible Employee’s target annual bonus (1x only unless otherwise provided in the applicable Supplemental Arrangement ). Except as set forth herein or in a Supplemental Arrangement, Compensation shall not include overtime, bonuses (under any short-term or long-term incentive plans or otherwise), expense reimbursements, shift premium, back-pay or other awards, or contributions to any employee benefit plan; provided, however, that Compensation shall include an Eligible Employee’s salary reduction amounts for elective deferrals under a cash or deferred arrangement sponsored by the Company and elective contributions under any cafeteria plan sponsored by the Company.

“Compensation Committee” means the compensation committee of the board of directors of Ecovyst Inc.

“Effective Date” means the effective date of this Plan, as set forth above.

“Eligible Employee” means any Regular Full-time Salaried employee or Regular Part-time Salaried employee of the Company assigned to facilities in the United States, including employees who are classified by the Company as expatriates, but expressly not including any Ineligible Employee.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Executive Officers” of the Company means, without limitation, a named executive officer (“NEO”) of Ecovyst (as the term is defined in Item 402 of Regulation S-K) and any other “Section 16 Officer,” as defined in the Securities Exchange Act of 1934, as amended. For purposes of this document only, “Executive Officer” shall also include those Eligible Employees designated by the Company’s Chief Executive Officer (“CEO”) as members of his/her “Executive Leadership Team” (“ELT”).

“Exempt” or “Non-Exempt” means a classification of employment positions consistent with the federal Fair Labor Standards Act.

“Good Reason” means, without the Executive Officer’s written consent:

(a) A material reduction in base salary;

(b) A material diminution in authority, duties or responsibilities;

(c) A relocation of primary work location by more than fifty (50) miles; or

(d) Any material breach of a written agreement with the Executive Officer by the Company;

provided, however, that Good Reason will not exist unless (A) the Executive Officer gives the Company the opportunity to “cure” the conditions constituting Good Reason by notifying the Company in writing with thirty (30) days of the initial existence of the conditions constituting Good Reason, (B) the Company fails to remedy the conditions within thirty (30) days of the Executive Officer’s written notification, and (C) the Executive Officer terminates employment in writing within thirty (30) days of the Company’s failure to remedy.

For the avoidance of doubt, only Executive Officers shall be entitled to claim, and receive severance benefits pursuant to this Plan as a result of, a termination for “Good Reason”.

“Ineligible Employee” means:

(a) employees who are covered by a collective bargaining agreement unless the agreement specifically provides for participation hereunder;

(b) individuals classified by the Company on its payroll records as: (1) casual, contract, project or temporary employees; or (2) Non-Regular Part-time employees;

(c) leased employees; and

(d) individuals classified by the Company as non-employee independent contractors or workers, without regard to whether such individuals are later determined by a court, a governmental agency or any other independent authority to be common-law employees of the Company.

“Last Day at Work” means the last day of active employment with the Company immediately preceding an Eligible Employee’s Separation from Service.

“Non-Regular Part-time” means a classification of employment established by the Company according to which an employee is regularly scheduled to work less than 20 hours per week and whose work schedule can be fixed (same hours every day) or variable (as needed).

“Pay in Lieu of Notice Period” means the period for which an Eligible Employee is entitled to additional Severance Benefits in the form of Pay in Lieu of Notice, as described in Section 2.4.

“Plan” has the meaning set forth in the Recitals hereof.

“Qualifying Termination” means a Separation from Service by the Company without Cause or, solely with respect to an Executive Officer, by such Executive Officer for Good Reason.

“Qualifying Termination in Connection with a Change-in-Control” means a Separation from Service by the Company without Cause or, solely with respect to an Executive Officer, by such Executive Officer for Good Reason, that occurs during the Change-in-Control Protection Period.

“Regular Full-time” means a classification of employment established by the Company according to which an Eligible Employee is regularly scheduled to work at least 37.5 hours per week or at least 40 hours per week in certain plant locations, as required by the Company.

“Regular Part-time” means a classification of employment established by the Company according to which an Eligible Employee is regularly scheduled to work at least 20 hours but less than 37.5 hours per week or less than 40 hours per week in certain plant locations, as required by the Company.

“Salaried” means a classification of employment established by the Company as salaried employment.

“Separation from Service” means an Eligible Employee’s involuntary termination of employment with the Company, initiated by the Company as a result of: (1) a permanent reduction in work force, (2) a permanent shutdown of the plant, department, subdivision or unit in which the Eligible Employee is employed, (3) a permanent elimination of a position or operational function, (4) a combination of several positions or functions, (5) inability to perform satisfactorily the functions of the Eligible Employee’s position, (6) unavailability of a position with the Company upon timely return from approved leave, or (7) a failure to accept an international assignment in accordance with the Company practice.

“Severance Benefits” means payments paid according to the terms of Article II in the event of the Separation from Service of an Eligible Employee. Severance Benefits do not include any individual agreement or portion of any individual agreement with the Company that provides for payment of severance or salary continuation in addition to or in excess of the amounts calculated in accordance with Article II. The determination of the amount of an Eligible Employee’s Severance Benefits under the Plan does not include any period of time after the Eligible Employee’s Separation from Service, regardless of whether the Eligible Employee was receiving compensation from the Company or providing services to the Company during that time, as an employee, consultant or in any other capacity.

“Supplemental Arrangement” means a written arrangement, severance agreement, offer letter, employment agreement or similar document constituting a part of, and for all purposes being subject to all of the terms, conditions and provisions of, this Plan and is a Supplemental Arrangement that satisfies the following conditions:

(a) Issued in favor of an Eligible Employee;

(b) Signed by the CEO, the chief human resources officer or other authorized representative of the Company;

(c) Identifies the intent to provide (and the available amount of) Supplemental Severance Pay to such Eligible Employee; and

(d) Sets forth any other details as the Company determines may be applicable pursuant to the terms of this Plan.

In accordance with Article IV hereof, the Company has, and reserves, the right to amend, modify or terminate each Supplemental Arrangement (other than any Prior Agreement) as a component part of the Plan at such time and in such manner as the Company determines to be necessary and appropriate under the circumstances.

“Supplemental Severance Pay” means the supplemental enhanced Severance Benefits that are described in Section 2.2(a)(2).

Gender and Number Except where otherwise clearly indicated by context, the masculine shall include the feminine and the singular shall include the plural, and vice versa.

ARTICLE II

BENEFITS

2.1 Eligibility for Benefits.

(a) Except as set forth in Subsections (b) and (c), an Eligible Employee who incurs a Separation from Service and has either a Qualifying Termination or a Qualifying Termination in Connection with a Change in Control is eligible to receive Severance Benefits in the amount set forth under Section 2.2 or 2.3, respectively.

(b) Notwithstanding Subsection (a) or any other provision of this Plan, an Eligible Employee is not entitled to Severance Benefits in any of the following situations:

(1) the Committee determines that the Eligible Employee resigns, quits, voluntarily terminates employment for any reason (including, without limitation, retirement, death or disability) or, in the case of an Executive Officer, voluntarily terminates employment without Good Reason. For purposes of the Plan, the phrase “voluntarily terminates employment” shall include, but not be limited to, termination by the Company or otherwise of an individual: who is absent from his designated worksite or position by choosing not to return to work and perform services; who received Company provided disability benefits for some period of time, but at any time during his absence thereafter is not receiving benefits under a Company sponsored short-term disability plan or other similar approved Company plans, policies, or programs providing wage or income replacement benefits; and, who has not, as of the date of termination, qualified for any programs listed under Subsection (b)(4) below);

(2) the Company dismisses the Eligible Employee for Cause;

(3) the Company offers the Eligible Employee comparable employment in lieu of termination; provided, however, that the Company has no obligation to offer such employment;

(4) at the time of the Eligible Employee’s termination of employment, the Eligible Employee is entitled to receive, or is receiving, long-term disability benefits under an employee benefit plan sponsored by the Company or payments pursuant to Workers’ Compensation, Occupational Disease or other similar federal or state law on account of injury or occupational disease incurred in the course of employment with the Company; or

(5) there exists any special situation or circumstance for which the Committee, in its sole discretion, determines in advance of certain involuntary terminations that it is necessary to establish and implement a separate written policy creating an exception hereunder, and thereby disallowing severance pay (including Severance Benefits), on a group or individual basis.

(c) Notwithstanding Subsection (a) or any other provision of the Plan, an Eligible Employee shall not be eligible to receive Severance Benefits unless the Committee determines that the Eligible Employee:

(1) has abided by the terms of any and all agreements between the Eligible Employee and the Company, including those relating to confidentiality and noncompetition, until the date of the Eligible Employee’s Separation from Service and, as long as the Eligible Employee remains legally obligated to do so, continues to do so on and after the date of Separation from Service;

(2) signs and delivers an irrevocable written general release of claims in the form and manner acceptable to the Committee, in its sole discretion, but generally containing the terms of the release set forth in Exhibit I, a copy of which is attached hereto and made a part hereof; and,

(3) if not already provided for in an existing written agreement (including any Prior Agreement), and so demanded by the Company at or around the time of termination of employment, with respect to any Eligible Employee, signs and delivers a written agreement containing reasonable post- employment obligations for non-solicitation, non-competition and confidentiality in the form and manner acceptable to the Committee, in its sole discretion.

If any Eligible Employee ceases to abide by the terms of any confidentiality, noncompetition, release of claims or other agreement with the Company after Severance Benefits have commenced, the Committee may, in its discretion, stop all future Severance Benefits and require the Eligible Employee to repay any amounts that the Eligible Employee has already received in Severance Benefits.

2.2 Amount of Benefits – Non-Change in Control Severance

(a) Subject to Section 2.5 and 2.6 and the limitations in this Section 2.2, the amount of Severance Benefits (other than Pay in Lieu of Notice which is covered under Section 2.4) to which an Eligible Employee is entitled shall be calculated in accordance with this Subsection (a) as follows:

(1) An Eligible Employee who is not an Executive Officer and who has completed at least one year of continuous Company Service shall receive Severance Benefits equal to two weeks of Compensation for each whole year of Company Service; provided, however, that an Eligible Employee with 25 or more whole years of Company Service shall be entitled to receive Severance Benefits equal to 52 weeks of Compensation; provided also, that notwithstanding the calculation of severance set forth above, an Eligible Employee in grade EC9 or above shall be entitled to a minimum of eight (8) weeks of Compensation and an Eligible Employee below grade EC9 shall be entitled to a minimum of four (4) weeks of Compensation.

(2) An Eligible Employee who is an Executive Officer shall receive Severance Benefits equal to:

(i) in the case of Executive Officers other than the CEO, 52 weeks of Compensation, or

(ii) in the case of the CEO, 104 weeks of Compensation.

(3) Notwithstanding the provisions of Paragraphs (1) - (3) above, the amount of Severance Benefits to which an Eligible Employee shall be entitled shall be further subject to the following conditions listed in Paragraphs (5), (6), and (7).

(4) Except as set forth in Section 2.2(a)(2)(ii) or unless a Supplemental Arrangement (including any Prior Agreement) specifically provides for a higher number of weeks of Compensation payable as Severance Benefits, in no event shall an Eligible Employee be entitled to, or receive, any amount in excess of 52 weeks of Compensation under this Section 2.2.

(5) If an Eligible Employee who has received Severance Benefits is reemployed and has a subsequent Separation from Service, the amount of Severance Benefits payable upon the latest Separation from Service will be calculated in accordance with this Section 2.2 and will be offset by any Severance Benefits that the Committee determines were previously received by such Eligible Employee.

(6) In determining the number of whole years of Company Service credited to an Eligible Employee, the Committee shall employ a pro rata formula for purposes of calculating Severance Benefits. In particular, if at the time of Separation from Service, an Eligible Employee has Company Service in excess of one or more whole years, such Eligible Employee shall be credited with respect to any fractional year of Company Service, determined as follows:

(iii) The numerator of the fraction shall be determined by the number of days of Company Service in excess of a whole year of Company Service worked by such Eligible Employee; and

(iv) The denominator of the fraction shall be 365.

The fractional share of a year of Company Service: (i) if less than one-half (.50) shall be rounded up to 1⁄2 year of Company Service and added to the other whole years of Company Service; and (ii) if one-half (.50) or more, shall be rounded up to a whole year of Company Service and added to the other whole years of Company Service. An example of this calculation is included in Exhibit III, attached hereto and incorporated by reference herein.

(b) Payment Form – General Rule.

(1) Except as provided in Paragraphs (2) and (3) below, Severance Benefits shall be paid, until exhausted, in periodic (weekly / bi-weekly / semimonthly / monthly) installments equal to the Eligible Employee’s base salary as in effect on the day immediately before the Separation from Service (unless the balance due is lesser than such periodic installment, in which case the balance will be paid).

(2) With respect to projected Severance Benefit payments, if either:

(i) at the time of first payment, the total projected Severance Benefits to be paid to an Eligible Employee have an aggregate value equal to, or less than, the dollar limit under Internal Revenue Code Section 402(g)(1)(B) which is applicable to the calendar year of first payment (for calendar year 2026 = $24,500); or,

(ii) at the end of any calendar year, the portion of the projected periodic installments that otherwise would be made hereunder in the next following calendar year are going to be completed in the first seventy-five (75) days or less of such following calendar year, then, generally, installments shall be made according to Paragraph (1), but any installments (or portion thereof) that, in the absence of clause (i) or (ii) above, would otherwise be paid in the following calendar year shall all be paid as one single lump sum sometime during the final three weeks of the calendar year of first payment (or, as may be applicable in the case of clause (ii), the final three weeks of the calendar year following the calendar year of first payment).

(3) Notwithstanding the foregoing and consistent with Section 5.10, any of such Severance Benefits shall not be paid in installments, but instead shall be paid on the date specified in Paragraph (4) in one single lump sum to the extent of that portion (if any) of the payments and benefits provided under the Plan that the Committee, in its sole discretion, determines do not satisfy the conditions necessary to be excepted from, and therefore constitute, “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code (“Section 409A”).

(4) Subject to applicable law, Severance Benefits shall commence on the first day following the later of: (i) such Eligible Employee’s Last Day at Work on which the Eligible Employee would have received their regular paycheck had the Eligible Employee not incurred a Separation from Service; or, (ii) the effective date of the applicable release required under Section 2.1(c) (such effective date being the date such release may no longer be revoked).

(5) Notwithstanding the foregoing, if the period during which the Eligible Employee may execute and not revoke the required release spans two calendar years, any Severance Benefits that are conditioned upon such release shall be paid in the later calendar year.

(c) Executive Officers. Notwithstanding Paragraph (b), in the case of an Executive Officer, all Severance Benefits shall be paid in a lump sum in cash, subject to Section 409A, on the first payroll date following the applicable commencement date described in this Section 2.2(c).

(d) Change in Control. Notwithstanding Paragraph (b), in the case of a Qualifying Termination in Connection with a Change in Control, all Severance Benefits shall be paid in accordance with Section 2.3, in a lump sum, in cash, subject to Section 409A, on the first payroll date following the applicable commencement date described in this Section 2.2.

(e) An Eligible Employee who participates in the Ecovyst Incentive Plan (“EIP”) and who incurs a Separation of Service during a year shall not be eligible for any pro-rata or other partial payment under, or in connection with, the EIP or this Plan, unless the EIP is included in the Eligible Employee’s Compensation for purposes of this Plan or there are express provisions of, and in, the EIP or a Supplemental Arrangement which authorize and allow for such payment.

2.3. Amount of Benefits – Change in Control Severance.

(a) Except for the enhanced Severance Benefits applicable to Qualifying Termination in Connection with a Change in Control in this Section 2.3, all provisions set forth in Section 2.2 apply to Severance Benefits payable under this Section 2.3. Subject to Section 2.2 and the limitations in this Section 2.3, the amount of Severance Benefits (other than Pay in Lieu of Notice which is covered under Section 2.4) to which an Executive Officer is entitled upon a Qualifying Termination in Connection with a Change in Control, shall be calculated in accordance with this Subsection (a) as follows:

(1) An Executive Officer shall receive Severance Benefits equal to the greater of:

(i) The Severance Benefits calculated under Section 2.2, or

(ii) Eighteen (18) months of Compensation for Executive Officers other than the CEO, or

(iii) Thirty (30) months for Compensation for the CEO, including the current CEO as of the date of adoption of this Plan, it being understood and agreed that the Severance Benefits provided for the CEO in this Section 2.3(a)(1)(iii) is in substitution for and not in addition to any lesser Severance Benefits set forth in an applicable Prior Agreement.

(2) In addition to the Severance Benefits described in Subsection (1) above, each Eligible Employee shall receive enhanced Severance Benefits equal to the number of weeks of Compensation set forth in their Supplemental Arrangement, regardless of the years of Company Service.

(3) For Executive Officers whose Compensation includes a target annual bonus opportunity, Severance Benefits shall include such bonus opportunity at target; provided, however, that if a Supplemental Arrangement (including a Prior Agreement) includes a higher bonus payout then such provision shall supersede this section 2.3(a)(3), it being understood and agreed that the Severance Benefits provided in such Prior Agreement shall control.

2.4 Prior Notice or Pay in Lieu of Notice. An Eligible Employee shall receive two weeks of notice prior to a Separation from Service or, in the discretion of the Company for any notice period of less than two weeks, additional Severance Benefits in the form of Pay in Lieu of Notice equal to up to two weeks of Compensation. Notwithstanding this Section 2.4, the Company shall have no obligation to provide prior notice before the occurrence of an Eligible Employee’s Separation from Service and, where appropriate, the Company can choose between a combination of prior notice and Compensation that adds up to two weeks of Compensation paid from the time notice is given. For example, an Eligible Employee who receives two weeks of notice may work during the whole notice period, and be paid Compensation for those two weeks worked. In that case, no additional Severance Benefit in the form of Pay in Lieu of Notice shall be paid. Conversely, an Eligible Employee who receives two weeks of notice may be asked by the Company to leave immediately. In that case, the Eligible Employee will receive two weeks additional Severance Benefits. Alternatively, an Eligible Employee who receives two weeks of notice may work for one week, be paid Compensation for that one week worked, then be asked by the Company to leave. In that case the Eligible Employee will receive one week of additional Severance Benefits.

2.5 Offset. Severance Benefits under Sections 2.2 and 2.3 shall be reduced by such Eligible Employee’s indebtedness to the Company (subject to applicable law), in the amount and manner as determined by the Committee in its sole discretion. Any such reduction resulting in a partial payment of less than the full amount of Severance Benefits shall not change the approach for determining the amount, timing or number of periodic installments, but they shall be based on the net Severance Benefits, after taking the reduction into account. Likewise, the special rules of Section 2.2(b)(2) shall be applied on the basis of the net Severance Benefits, after taking the reduction into account. In the event of an offset under this Section 2.5, the Committee shall take into account the impact and effect on the Eligible Employee of any income reporting arising from such offset and may adjust the applicable tax withholdings accordingly.

2.6 Discontinuance of Benefits. The payment of Severance Benefits to an Eligible Employee shall cease immediately upon:

(a) the date that the Eligible Employee recommences active employment with the Company;

(b) the date that the Committee determines, in its absolute discretion, is the first date that the Eligible Employee has failed to comply with any rules and procedures established by the Committee to administer the Plan, including the terms described in Section 2.1 hereof; or

(c) for any identical period of time when Severance Benefits would otherwise be paid, the date with respect to which the Eligible Employee is first eligible to receive long-term disability benefits under a plan sponsored by the Company or payments pursuant to Workers’ Compensation, Occupational Disease or other similar federal or state law on account of injury or occupational disease incurred in the course of employment with the Company.

2.7 Death of Eligible Employee. If an Eligible Employee dies and, at the time of such death, if such Eligible Employee has not received payment of all Severance Benefits under this Plan to which he is entitled, then any such remaining payments of Severance Benefits shall be paid as soon as reasonably practicable, to the pertinent surviving spouse (in the case of a married Eligible Employee) or to the Eligible Employee’s estate (in the case of an unmarried Eligible Employee) in one lump sum.

ARTICLE III

ADMINISTRATION

3.1 Appointment and Role of the Committee. The Committee shall be appointed by and serve at the pleasure of the Compensation Committee or its designee(s). The Committee shall be the named fiduciary, as well as the Plan Administrator, as those terms are defined in ERISA, and it shall control and manage the operation of the Plan, as described in this Article III.

3.2 Duties and Powers of the Committee.

(a) The Committee shall have the sole complete and discretionary authority to construe and interpret the Plan, correct defects, supply omissions, and reconcile inconsistencies and ambiguities in and with respect to the Plan. In addition, the Committee, has sole, complete discretion and authority to interpret and make determinations and decisions with respect to the Plan, including the authority to interpret its provisions and construe all of its terms, to authorize the payment of benefits, to establish and enforce such rules and regulations as it shall deem proper for the efficient administration of the Plan, to determine eligibility for benefits under the Plan and to determine the entitlement to and amount of Severance Benefits that shall be payable to any person in accordance with the provisions of the Plan. The decisions and actions of the Committee shall be final, binding and conclusive upon each Eligible Employee and all other persons or parties interested or concerned. The Committee may delegate its duties to any individual member or to any other person consistent with its operating procedures.

(b) In addition to the duties and powers described elsewhere hereunder, the Committee shall have the following additional duties and powers:

(1) to retain such consultants, accountants, attorneys or other advisors as may be deemed necessary or desirable to render statements, reports and advice with respect to the Plan and to assist in complying with all rules and regulations affecting the Plan;

(2) to decide claims and arrange for appeals under this Article;

(3) to enact and evaluate such rules and procedures for administration and

(4) to effectuate the Plan as the Committee considers desirable provided they do not conflict with any specific provision of the Plan; and

(5) to determine eligibility for Severance Benefits and resolve questions or disputes relating to eligibility for Severance Benefits or the amount of Severance Benefits.

3.3 Disputes. If any Eligible Employee believes he has not received all Severance Benefits to which he is entitled, he may file a written claim for such Severance Benefits with the Committee. This claim must be filed within ninety (90) days of Separation from Service or, if the claim concerns the cessation of Severance Benefits after they have commenced, within ninety (90) days of the date on which Severance Benefits ceased.

(a) If the Committee denies, in whole or in part, a claim for Severance Benefits, the Committee shall notify the claimant of its decision in writing. Such notice of denial shall state:

(1) the specific reasons for denial with specific reference to pertinent Plan provisions or the conditions described in Section 2.1(c) upon which the denial is based;

(2) a description of any additional materials or information necessary for the claimant to perfect the claim and an explanation of why such materials or information is necessary; and

(3) an explanation of the Plan’s claim review procedure.

(b) Within sixty (60) days of receipt of a written notice of claim denial, a claimant for the claimant’s duly authorized representative may petition the Committee in writing for a full and fair review of the denial. During this time period, the claimant or the claimant’s duly authorized representative shall have the opportunity to review pertinent documents and to submit issues and comments in writing. An appeals committee appointed by the Board of Directors shall review the denial and shall communicate its decision and the reasons therefor to the claimant in writing within sixty (60) days of receipt of the petition; provided however, that in special circumstances the appeals committee may extend the response period for up to an additional sixty (60) days, in which event it shall notify the claimant in writing prior to the commencement of the extension. The appeals procedure set forth in this subsection (b) shall be the exclusive means for contesting a decision denying benefits under the Plan.

3.4 Indemnification. Each person who is an employee or director of the Company shall be indemnified and held harmless, respectively, by the Company (and each entity comprising the Company) against and with respect to all damages, losses, obligations, liabilities, liens, deficiencies, costs and expenses, including without limitation, reasonable attorney’s fees and other costs incident to any suit, action, investigation, claim or proceedings to which the individual may be a party by reason of the individual’s performance of administrative functions and duties under the Plan, except in relation to matters as to which the individual shall be held liable for an act of willful misconduct in the performance of the individual’s duties. The foregoing right to indemnification shall be in addition to such other rights as the individual may enjoy as a matter of law or contract or by reason of insurance coverage of any kind. Rights granted hereunder shall be in addition to and not in lieu of any rights to indemnification to which the individual may be entitled pursuant to the charter, by- laws or other similar constitutional document of the Company (and each entity comprising the Company).

3.5 Statement of ERISA Rights.

As a participant in the Plan, an Eligible Employee is entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants shall be entitled to:

(1) Examine without charge Plan documents and copies of all Plan documents filed with the U.S. Department of Labor, such as detailed annual reports and Plan descriptions, to the extent that the Company. is required to maintain and/or file such documents under law. The documents may be examined at the Plan Administrator’s office and at other specific locations such as work sites.

(2) Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator, who may make a reasonable charge for the copies.

In addition to creating rights for Plan participants, ERISA imposes duties upon the people, called “fiduciaries,” who are responsible for the operation of the employee benefit plan. The Plan fiduciaries have a duty to operate the Plan prudently and in the interest of Plan participants.

The Company may not discharge a Plan participant or otherwise discriminate against a participant in any way to prevent the participant from obtaining a benefit or exercising the participant’s rights under ERISA. If a Plan participant’s claim for a Severance Benefit is denied in whole or in part, the participant must receive a written explanation of the reason for the denial. The participant has the right to have the claim reviewed and reconsidered.

Under ERISA, there are steps a Plan participant can take to enforce the above rights. For instance, if a participant requests materials from the Plan which the Plan is required to maintain and provide and does not receive them within thirty (30) days, the participant may file suit in federal court. The court may require the Plan Administrator to provide the materials and pay the participant up to $110 a day until the participant receives them (unless the materials were not sent because of reasons beyond the Plan Administrator’s control). If a claim for benefits is denied in whole or in part, or ignored, the participant may file suit in a state or federal court. If Plan fiduciaries misuse the Plan’s money, or discriminate against a participant for asserting the participant’s rights, the participant may seek assistance from the U.S. Department of Labor, or file suit in a federal court. If successful, the court may order the person sued to pay court costs and legal fees. If the participant loses, the court may order the participant to pay these costs and fees, for example, if it finds that the claim is frivolous.

If a participant has any questions about the Plan, the participant may contact the Plan Administrator. If a participant has any questions about this document or about applicable rights under ERISA, the participant should contact the nearest Area Office of the U.S. Labor-Management Services Administration, Department of Labor.

3.6 General Information
Plan Sponsor:
Ecovyst Catalyst Technologies LLC
600 Lee Road. Suite 200
Wayne, Pennsylvania 19087
484-617-1202

Plan Administrator:	the Committee
(Address and telephone number of Plan Sponsor)

Named Fiduciary: the Committee
(Address and telephone number of Plan Sponsor)

Employer Identification Number:	86-2551862

Plan Number:	501

Plan Year:	January 1 - December 31

Type of Plan:	Welfare Benefit Plan

Agent for Service	the Committee of Legal Process: (Address and telephone number of Plan Sponsor)

ARTICLE IV

AMENDMENT AND TERMINATION

4.1 Power of Amendment and Termination. The Compensation Committee has, and reserves, the right, whether in an individual case or generally, to amend or terminate the Plan, in whole or in part, at any time for any reason except that any amendment or termination may not diminish or reduce any benefit or potential benefit to Plan participants that could have been received by such Plan participant as of the date of such amendment. The Compensation Committee reserves the right to, and may in its sole discretion, delegate its authority to amend the Plan to named others (including, but not limited to, the Board of Directors of Ecovyst or Ecovyst Inc.). Such delegation shall be made in writing and shall be consistent with appropriate action taken by the Compensation Committee. Any such delegate(s) shall have only the limited authority as may be granted to it or them by the Compensation Committee.

4.2 Disposition of Benefits Upon Termination of Plan. Subject to the provisions of Section 4.1, in the event the Plan is terminated, the Company shall have no obligation to make any further payments (including Severance Benefits) under the Plan to Eligible Employees or any other individual, including, without limitation, terminated Eligible Employees already receiving Severance Benefits, and the Company shall recognize no liability with respect to such payments.

ARTICLE V

MISCELLANEOUS

5.1 Source of Benefits. All Severance Benefits shall be paid exclusively by the Company out of its general assets, if, and when, such Severance Benefits are owed. The Company shall have no obligation to fund the Plan. The Plan is an unfunded employee welfare benefit plan as defined in Section 3(1) of ERISA. No Eligible Employee, employee of the Company or any other person shall have any rights to or interest in any specific assets or accounts of the Company by reason of the Plan.

5.2 Effect on Employment. This Plan shall not confer upon a person any right to be employed by, or to be continued in the employment of, the Company and shall not constitute a contract for such employment or continued employment.

5.3 Alienation of Benefits. The Severance Benefits under this Plan may not be assigned or alienated, voluntarily or involuntarily. Any such assignment or alienation in violation of this provision shall be null, void and of no force and effect. In such case, neither the Company, the Committee nor any other responsible person under the Plan shall recognize the same.

5.4 Facility of Payment. If any person becomes incapable of receiving Severance Benefits to which that person is entitled by reason of minority, illness, infirmity, or other incapacity, the Committee may in good faith direct that payment be made for the benefit of such person directly to any person selected by the Committee as qualified to disburse such payment. In assessing whether a person is qualified to disburse Severance Benefits, the Committee may, as it deems appropriate and in its sole discretion, require proof of incompetence, guardianship, conservatorship, minor status, or other documentation showing legal authority under state law to care for such person receiving Severance Benefits. To the extent thereof, such payments shall completely discharge all liability of the Plan, the Committee and the Company.

5.5 Lost Distributees. If the Committee is unable to locate an Eligible Employee or beneficiary to whom payment is due after making reasonable efforts to locate such Eligible Employee or beneficiary, any due, but unpaid, Severance Benefits shall be forfeited.

5.6 Controlling Provisions. In the event of any discrepancy, conflict or inconsistency between this Plan document and any other documents or communications related to Severance Benefits, whether in writing or otherwise, the provisions of this Plan document shall control.

5.7 Separation Arrangement. Nothing in the Plan will prohibit or limit the Company from including pro-rata bonuses or payments related to Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) in any severance arrangement that is negotiated outside of the Plan.

5.8 Severability. If any provision of the Plan shall be held invalid or unenforceable by a court of competent jurisdiction, the Plan shall continue to operate and, for the purposes of the jurisdiction of that court only, shall be deemed not to include the provisions determined to be void.

5.9 Withholding. The Company shall have the right to withhold from Severance Benefits any and all state, local and Federal taxes which may be due in accordance with applicable law.

5.10 Governing Law. Except to the extent superseded by ERISA, the Plan shall be governed by and construed in accordance with the laws of the state of Delaware.

5.11 Section 280G. If any payments or benefits provided under this Plan or otherwise payable to a Participant constitute “parachute payments” within the meaning of Section 280G of the Code, then such payments could be reduced to the extent necessary so that no portion of the payments will be subject to the excise tax imposed under Section 4999 of the Code, but only if such reduction would result in the Participant receiving a greater after-tax benefit than if the payments were made in full.

5.12 Section 409A. The Plan is intended to be excepted, to the greatest extent possible, from coverage under Section 409A of the Internal Revenue Code (“Section 409A”) and the regulations thereunder and shall be administered, interpreted and construed accordingly. For purposes of applying Section 409A (and, particularly, the “short term deferral” and “severance pay” exceptions thereunder from the definition of “deferred compensation”), each installment payment provided under the Plan shall be treated as a separate payment. Ecovyst may, in its sole discretion, amend the Plan or take any other action it deems necessary or advisable to cause all or that portion of the payments and benefits provided under the Plan to be excepted from coverage under Section 409A or otherwise. However, if Ecovyst (or, if applicable, any successor entity thereto) determines that all or a portion of the payments and benefits provided under the Plan do not satisfy the conditions necessary to be excepted from, and therefore constitute, “deferred compensation” under Section 409A and that the Eligible Employee is a

“specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the applicable deferred compensation payments shall be delayed until the first payroll date following the six-month anniversary of the Eligible Employee’s (e.g. the specified employee’s) “separation from service” (as defined under Section 409A) and, thereafter, the Company (or any successor entity thereto, as applicable) shall (A) pay to the Eligible Employee a lump sum amount equal to the sum of such payments that the Eligible Employee would otherwise have received during such six-month period had no such delay been imposed and (B) commence paying the balance of such payments, if any, in accordance with the applicable payment schedule set forth in Section 2.2(b) of the Plan. To the extent required by Section 409A, any payments to be made to an Eligible Employee upon termination of employment shall only be made upon such Eligible Employee’s separation from service (as defined above). The Company and the Committee makes no representations that the payments and benefits provided under the Plan comply with Section 409A and in no event shall the Company or the Committee be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Eligible Employee on account of noncompliance with Section 409A. Any such taxes, penalties, interest or other expenses shall be the sole responsibility and liability of the Eligible Employee.

IN WITNESS WHEREOF, and in accordance with action of the Compensation Committee of Ecovyst Inc., the undersigned authorized representative signs his/her name hereto as of the 22nd day of October 2026, to be effective October 22, 2026.

Ecovyst Catalyst Technologies LLC

By:	/s/ Kara Thornton

Name:	Kara Thornton

Title:	Chief Human Resources Officer

EXHIBIT I

SECOND AMENDED AND RESTATED SEVERANCE PLAN

OF

ECOVYST CATALYST TECHNOLOGIES LLC

Re:	Section 2.1(c) - Excerpt of Terms of Release of Claims*

“In consideration for the promises set forth in this Agreement, Employee, for Employee, Employee’s spouse, and each of Employee’s heirs, beneficiaries, representatives, agents, successors, and assigns (collectively, “Employee Releasors”), irrevocably and unconditionally releases and forever discharges the Company, each and all of its predecessors, parents, subsidiaries, affiliates, divisions, successors, and assigns, and any benefit plans in which Employee has been a participant by virtue of employment or service with the Company, (collectively with the Company, the “Company Entities”), and each and all of the Company Entities’ current and former officers, directors, employees, shareholders, representatives, attorneys, agents, and assigns (collectively, with the Company Entities, the “Company Releasees”), from any and all causes of action, claims, actions, rights, judgments, obligations, damages, demands, accountings, or liabilities of any kind or character, whether known or unknown, whether accrued or contingent, that Employee has, had, or may have against them, or any of them, by reason of, arising out of, connected with, touching upon, or concerning Employee’s employment with the Company, Employee’s separation from the Company, and Employee’s relationship with any or all of the Company Releasees, and from any and all statutory claims, regulatory claims, claims under this Agreement, and any and all other claims or matters of whatever kind, nature, or description, arising from the beginning of the world up through the Separation Date, except claims that the law does not permit Employee to waive (collectively, the “Released Claims”). Employee acknowledges that the Released Claims specifically include, but are not limited to, any and all claims for fraud, breach of express or implied contract, breach of the implied covenant of good faith and fair dealing, interference with contractual rights, violation of public policy, invasion of privacy, intentional or negligent infliction of emotional distress, whistleblowing laws, intentional or negligent misrepresentation, defamation, libel, slander, or breach of privacy; claims for failure to pay wages, benefits, deferred compensation, commissions, bonuses, vacation / PTO pay, expenses, severance pay, pay in lieu of notice, attorneys’ fees, or other compensation of any sort; claims related to stock options, equity awards or costs, or other grants, awards, or warrants; claims related to any tangible or intangible property of Employee that remains with the Company; claims for retaliation, harassment or discrimination on the basis of race, color, sex, sexual orientation, national origin, ancestry, religion, age, disability, medical condition, marital status, gender identity, gender expression, or any other characteristic or criteria protected by law; any claim under Title VII of the Civil Rights Act of 1964 (Title VII, as amended), 42 U.S.C. §§ 2000e, et seq., the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Family and Medical Leave Act (“FMLA”), 29 U.S.C. §§ 2601, et seq., the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. §§ 621 et seq., the Fair Labor Standards Act (“FLSA”), 29 U.S.C. §§ 201, et seq., the Equal Pay Act, 29 U.S.C. §206(a), the Americans with Disabilities Act (“ADA”), 42 U.S.C. §§ 12101, et seq., the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), the Occupational Safety and Health Act (“OSHA”), the Uniformed Services Employment and Reemployment Rights Act (“USERRA”), 38 U.S.C. §§ 4301-4333, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), 29 U.S.C. §§ 301, et seq., the Immigration Reform and Control Act of 1986, 8 U.S.C. §§ 1101, et seq., the Internal Revenue Code of 1986, as amended, the Worker Adjustment and Retraining

Notification Act (“WARN”), 29 U.S.C. §§ 2101 et seq., the Genetic Information

Nondiscrimination Act of 2008 (“GINA”) 42 U.S.C. §§ 2000ff, et seq., the Patient Protection and Affordable Care Act (“ACA”) 42 U.S.C. §§ 18001, et seq., all claims arising under the Sarbanes-Oxley Act of 2002 (Public Law 107-204), including whistleblowing claims under 18 U.S.C.§§ 1513(e) and 1514A, and any and all other foreign, federal, state, or local laws, common law, or case law, including but not limited to all statutes, regulations, common law, and any other applicable law. This is intended to be a general release to the maximum extent permitted by law.”

*

These release provisions generally apply to all release agreements under the Plan and will be included in a release agreement containing such other provisions and in a form as approved from time to time by the Committee, except as may be superseded by any express release agreement negotiated and agreed to by a participant and the Company as part of an individually negotiated agreement that is covered under the Plan.

EXHIBIT II

SECOND AMENDED AND RESTATED SEVERANCE PLAN

OF

ECOVYST CATALYST TECHNOLOGIES LLC

Re:	Non-Participating Subsidiaries or Affiliates

None listed at this time

Date: October 22, 2026

EXHIBIT III

SECOND AMENDED AND RESTATED SEVERANCE PLAN

OF

ECOVYST CATALYST TECHNOLOGIES LLC

Re:	Sample calculation of partial severance pay

Example*: An Eligible Employee with 11 whole years of Company Service, plus 180 days of Company Service would receive Severance Benefits calculated as follows:

11 whole years of Company Service X 2 weeks of Severance Benefit pay per whole year of Company Service = 22 weeks of Severance Benefits.

180 days / 365 days = .4932 whole years of Company Service, rounded up to .50 and one half (1/2) year of Company Service given for the fractional period of service.

.50 X 2 weeks of Severance Benefit pay per year of Company Service = 1 week of Severance Benefit pay

Total Severance Benefits = 23 weeks of Severance Benefits.

*	This Example is for illustrative purposes only and should not be construed as part of the Plan terms.